EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-44150, 33-45915, 333-40883, 333-72541) of our report dated March 29, 2006, with respect to the consolidated financial statements of SPARTA, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Irvine, California
March 29, 2006